Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 27, 2007, relating to the consolidated financial statements for the period from April 8, 2005 to December 31, 2005 and the year ended December 31, 2006 and the related financial statement schedule of VisionChina Media Inc., appearing in the Prospectus, which is part of this Registration Statement on Form F-1 of VisionChina Media Inc. dated December 6, 2007.

DELOITTE TOUCHE TOHMATSU CPA LTD.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shenzhen, China
February 20, 2008